Exhibit 10.31

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Severance Agreement”) is made as of September 20, 2021 (the “Effective Date”), between Ferrellgas, Inc., a Delaware corporation (the “Company”), and Dhiraj Cherian (“Executive”). The Executive and the Company are each referred to as a “Party” and collectively the “Parties.”

WHEREAS, the parties acknowledge that Executive’s employment with the Company is “at-will” and may be terminated by either party with or without cause;

WHEREAS, no one other than the President and Chief Executive Officer of the Company or the Board of Directors has the power to change the at-will character of the employment relationship;

WHEREAS, the Parties agree to the various possible ways in which Executive’s employment with the Company may be terminated and the payments that may be due to Executive under this Agreement as described below;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Termination. During the Term, Executive’s employment and this Severance Agreement may be terminated by:

(a)	Executive’s resignation without Good Reason, which resignation must be accompanied by at least ninety (90) days’ prior written notice;

(b)	Executive’s resignation for Good Reason (as defined below);

(c)	termination by the Company due to Executive’s Disability (as defined below);

(d)	the Company’s termination of Executive’s employment with Cause (as defined below);

(e)	the Company’s termination of Executive’s employment without Cause upon at least thirty (30) days’ prior written notice; or

(f)	Executive’s death.

2.Notice Period. During the period following delivery of notice of the Executive’s termination, whether voluntarily by the Executive or by the Company with or without Cause, the Company may, in its sole discretion: (i) require the Executive to perform only such duties as it may allocate to the Executive; (ii) require the Executive not to perform any of the Executive’s duties; (iii) require the Executive not to have any contact with employees, clients or vendors of the Company as the Company shall reasonably determine (except for those employees, clients and vendors of the Company that the Executive had a business relationship with prior to the entry of this Severance Agreement); and (iv) exclude the Executive from the Company premises.

3.Payment in Lieu of Notice. The Company may, at its absolute discretion, when terminating the Executive’s employment with or without Cause, elect to notify the Executive in writing that it is exercising its right to dismiss the Executive with immediate effect and that it will be making a payment to the Executive in lieu of notice. The Company’s payment in lieu of notice shall be equivalent to the Base Salary which would have been payable or have accrued during the Executive’s notice period.

4.Resignation of All Positions. In the event of the termination of Executive’s employment for any reason and regardless of the circumstance, Executive shall be deemed to have resigned from all positions as an officer and as a member of the Board of the Company or any Affiliate immediately upon such termination, and shall promptly execute all documents reasonably requested by the Company in order to effect such resignation(s).

5.	Termination Payments.

(a) Termination for Cause, upon Executive’s Resignation, upon Death or Disability. If Executive’s employment hereunder is terminated pursuant to Sections 1(a), (c), (d), or (f), Executive, or his estate if applicable, shall be entitled to payment of:

(i)	Executive’s accrued but unpaid Base Salary through the date of termination;

(ii)	Executive’s accrued but unused vacation; and

(iii)	any properly documented reimbursable expenses owed to Executive (clauses (i), (ii) and (ii) of this Section 5(a), collectively, the “Accrued Obligations”).

(b)Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment hereunder is terminated pursuant to Sections 1(b) or (e), Executive shall be entitled to the following:

(i)	payment of Accrued Obligations;

(ii)	a lump sum payment of:

(1)	three (3) months of Executive’s base salary, equaling

$131,250, if employed less than six months;

(2)	six (6) months of Executive’s base salary, equaling $262,500, if employed more than six months but less than twelve months;

(3)	twelve (12) months of Executive’s base salary, equaling $525,000, if employed more than twelve months; and

(iii)	subject to Executive’s election of and qualification for continuation coverage pursuant to the Consolidated Omnibus Budget

Reconciliation Act of 1985 (“COBRA”), for a period equal to the period of consecutive months following termination of employment corresponding to Section 5(b)(ii) above, a lump sum payment for the premium costs for COBRA insurance benefits in the monthly amount the Company was paying toward Executive’s Company- provided group health plan insurance coverage immediately prior to Executive’s cessation of employment. For the avoidance of doubt, if Executive is entitled to three (3) months of base salary in accordance with Section 5(b)(ii), then Executive would be entitled to a lump sum payment of COBRA for a three (3) month period (provided all other conditions are met and as outlined herein).

The amounts described in clauses (i), (ii), and (iii) of this Section 5(b) will commence to be paid to Executive within sixty (60) days following the date of termination, provided that Executive (or, in the event of Executive’s death, Executive’s estate) has executed and delivered to the Company not later than forty-five (45) days following the date of termination an irrevocable general waiver and release of claims in the form provided by the Company to Executive (or, in the event of Executive’s death, Executive’s estate) after Executive’s termination (the “General Release”) and the latest date on which the General Release is subject to revocation has expired. The Accrued Obligations shall be paid no later than as required by law or within twenty (20) days following the date of termination, whichever occurs earlier.

(c)Offsets. The Company may offset any amounts Executive owes to the Company or any of its Affiliates or Subsidiaries against any amounts the Company owes Executive hereunder, to the extent permitted by law.

6.Confidentiality and Restrictive Covenants. Executive shall comply with all obligations outlined in the Employee Agreement (attached hereto as Attachment A).

7.Enforcement. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties agree that the Company and its Subsidiaries and Affiliates will suffer irreparable harm from a breach or threatened breach of Section 6 by Executive and that money damages would not be an adequate remedy for any such breach or threatened breach of this Severance Agreement. In the event of any breach or threatened breach of this Severance Agreement, the Company and its Subsidiaries and Affiliates, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

8. Executive’s Representations. Executive hereby represents and warrants to the Company that Executive is not subject to any pending, or to his knowledge any threatened, lawsuit, action, investigation, or proceeding involving Executive’s prior employment or consulting work or the use of any information or techniques of any former employer or contracting party. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding Executive’s rights and obligations under this Severance Agreement and that Executive fully understands the terms and conditions contained herein.

9.Survival. Sections 6 through 18 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Term.

10.Notices. Any notice provided for in this Severance Agreement shall be in writing and shall be (1) personally delivered, sent by reputable overnight courier service, or sent by first class mail, return receipt requested, to the recipient at the address below, and (2) sent by email to the recipient at the address below indicated:

Notices to Executive:

Dhiraj Cherian

7801 Point Meadows Drive Unit 5406

Jacksonville, FL 32256

Notices to the Company:

General Counsel (presently, Jordan Burns)

One Liberty Plaza Liberty, MO 64068

P:816.792.6834 | F:816.792.7449

JordanBurns@ferrellgas.com

and

Chairman, Compensation Committee (presently, Jack Lowden) [jrlowden@newcastle-partners.com]

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Severance Agreement shall be deemed to have been given when so delivered or sent.

11.Severability. Whenever possible, each provision of this Severance Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Severance Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Severance Agreement or any action in any other jurisdiction, but this Severance Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

12.Complete Severance Agreement. This Severance Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements, or representations by or among the Parties, written or oral, which may have related to the subject matter hereof.

13.No Strict Construction. The language used in this Severance Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

14.Counterparts. This Severance Agreement may be executed in separate counterparts (including by means of pdf signature page), each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

15.Successors and Assigns. This Severance Agreement will be binding upon and inure to the benefit of (a) the Company and its successors and assigns, by merger or otherwise, and (b) Executive and the Executive’s heirs and personal representatives. This Severance Agreement is not assignable by Executive. The Company may unilaterally assign its rights and obligations under this Severance Agreement to any successor to Company’s rights and obligations hereunder as a result of any change in control, merger, consolidation, restructuring or reorganization or to any other successor to all or substantially all of the securities, business and/or assets of the Company or any of its Affiliates, and Executive shall continue to be bound by the terms and conditions of this Severance Agreement. In connection with any such assignment by Company, following such assignment, references to “Company” in this Severance Agreement, shall mean the successor to all or substantially all of the securities, business and/or assets of Company or any of its Affiliates to whom this Severance Agreement is assigned.

16.Choice of Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Severance Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Kansas.

17.Amendment and Waiver. The provisions of this Severance Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Severance Agreement (including, without limitation, the Company’s right to terminate the Term with or without Cause) shall affect the validity, binding effect, or enforceability of this Severance Agreement or be deemed to be an implied waiver of any provision of this Severance Agreement.

18.	Tax Matters; Code Section 409A.

(a)The Company and its respective Subsidiaries and Affiliates shall be entitled to report such income and deduct or withhold from any amounts owing from the Company or any of its Subsidiaries or Affiliates to Executive any federal, state, local, or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments and benefits from the Company or any of its Subsidiaries or Affiliates (including, without limitation, wages and bonuses). In the event the Company or any of its Subsidiaries or Affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries and Affiliates for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive) with any interest, penalties, and related expenses thereto.

(b)The intent of the parties is that payments and benefits under this Severance Agreement either be exempt from or comply with Section 409A, to the extent subject thereto; and, accordingly, to the maximum extent permitted, this Severance Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company or any of its Subsidiaries or Affiliates be liable for any additional tax, interest, or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A with respect to this Severance Agreement or otherwise.

(c)Notwithstanding the foregoing, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Severance Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Severance Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Severance Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, without interest, and any remaining payments and benefits due under this Severance Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)To the extent that reimbursements or other in-kind benefits under this Severance Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Severance Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Severance Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company, to the extent permitted under Section 409A.

(f)Notwithstanding any other provision of this Severance Agreement to the contrary, in no event shall any payment under this Severance Agreement that constitutes

“nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(g)Notwithstanding any other provision of this Severance Agreement to the contrary, in no event shall any payment under this Severance Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be accelerated or delayed in contravention of the regulations under Section 409A.

19.Definitions. For purposes of this Severance Agreement, the following definitions shall apply:

(a)“Affiliate” means any employer with which the Company would be considered a single employer under Section 414(b) or 414(c) of the Code (as defined below), applied using fifty percent (50%) as the percentage of ownership required under such Code sections, including

(i) any Person (as defined below), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such specified Person and (ii) any Person that is a natural Person, the spouse, ancestors, or lineal descendants of such Person, any limited partnership or limited liability company controlled by such Person or such Person’s spouse, ancestors, or lineal descendants or in which such Person or such Person’s spouse, ancestors, or lineal descendants hold a majority interest, any trust established for the benefit of any of them and such Person’s estate or legal representative.

(b)	“Cause” means, with respect to Executive, one or more of the following:

(i) commission of, or indictment for, a felony or a crime involving moral turpitude; (ii) commission of an act or omission to act with respect to the Company or any of its Affiliates or Subsidiaries or any of their customers or suppliers involving dishonesty, disloyalty, or fraud; (iii) conduct that brings or is reasonably likely to bring the Company or its Affiliates or Subsidiaries into public disgrace or disrepute; (iv) repeated failure to perform duties as reasonably directed by the Chief Executive Officer or Board; (v) gross negligence or willful misconduct with respect to the Company or any of its Affiliates or Subsidiaries; (vi) material breach of the Company’s Code of Conduct as amended from time to time; or (vii) any breach by Executive of Section 6 of this Severance Agreement.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Disability.” means (1) Executive’s inability, by virtue of ill health or other physical or mental illness, to perform substantially and continuously the duties assigned to Executive with or without reasonable accommodation for more than 180 consecutive or non- consecutive days out of any consecutive 12-month period or (2) if Executive is considered disabled under the Company’s long-term disability insurance plan.

(e)“Good Reason” means, with respect to Executive’s resignation from employment, one or more of the following occurring: (i) a material reduction in Executive’s Base Salary; (ii) a material diminution in Executive’s duties, responsibilities or authority; or (iii) a material breach of this Severance Agreement by the Company. “Good Reason” shall only exist if the Executive provided written notice to the Company within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Company shall thereafter have the right to remedy the condition with thirty (30) days of the date the Company received the written notice from the Executive. If the Company remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Company fails to cure the alleged infraction within thirty (30) days of receiving written notice from Executive, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(f)“Person” means any natural person, corporation, partnership (whether general or limited), limited liability company, association, custodian, nominee, trust, estate, joint venture, governmental authority, or other individual or entity.

(g)“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture, or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person (or, in the case of a partnership, limited liability company, or other similar entity, control of the general partnership, managing member, or similar interests) or Persons (whether directors, managers, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

* * *

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Severance
Agreement effective as of the date first written above but signed on the date(s) indicated below.

COMPANY:

Ferrellgas, Inc..

By:	/s/ James E. Ferrell
Name:	James E. Ferrell
Title:	CEO and President, Ferrellgas
Date:	September 20, 2021

EXECUTIVE:

/s/ Dhiraj Cherian
Dhiraj Cherian

Date: September 20, 2021